EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-90950 and 333-109058) of Advanced Medical Optics, Inc. of our report dated June 24, 2004 relating to the financial statements of the Advanced Medical Optics, Inc. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Orange County, California
June 25, 2004